EXHIBIT 4.26(b)

                      AMENDMENT TO EXCHANGE AGREEMENT


          THIS AMENDMENT TO EXCHANGE AGREEMENT (this "Amendment") is made and entered into as of the 28th day of October, 2003, by and among _______ ("______"), having an address at _________________________________________, and
U.S. Energy Corp. (the "Company"), having its principal place of business at 877 North 8th West, Riverton, Wyoming 82501. Capitalized terms used and not defined herein have the meanings set forth in the Exchange Agreement (as defined below).

          WHEREAS, Rocky Mountain Gas, Inc. ("RMG"), ______ and the Company entered into that certain Subscription Agreement (the "Subscription Agreement"), dated as of ______, 2003, pursuant to which ______ purchased (i) _______ shares of RMG's common stock ("RMG Common Stock") at a price of $2.25 per share for an aggregate purchase price of $__________, (ii) warrants to purchase up to ______ shares of RMG Common Stock, and (iii) warrants to purchase up to ______ shares of the Company's common stock ("USEG Common Stock"); and

          WHEREAS, in connection with the Subscription Agreement, the Company and ______ entered into that certain Exchange Agreement (the "Exchange Agreement"), dated as of ______, 2003, setting forth the terms under which the RMG Shares may be exchanged for shares of USEG Common Stock; and

          WHEREAS, the Company and ______ desire to provide for a modification to the Exchange Rate under the Exchange Agreement.

          NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Company and ______, each intending to be legally bound, hereby agree as follows:

                                 ARTICLE 1
                      Amendment of Exchange Agreement

          1.1. Amendment to Section 1(e). Section 1(e) of the Exchange Agreement is hereby amended and restated as follows:

     "Exchange Rate. The "Exchange Rate" with respect to an Exchange shall be equal to the product of (i) the Market Price for each of the five
     (5) consecutive business days prior to such Exchange multiplied by
     (ii) 0.70; provided, however, that if the Exchange Rate with respect to any Exchange calculated pursuant to this paragraph (e) exceeds $5.00, then the Exchange Rate with respect to such Exchange shall be deemed to be equal to $5.00."

                                 ARTICLE 2
                               Miscellaneous

          2.1. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Wyoming.

          2.2. Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule






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in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Amendment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          2.3. Interpretation. Unless the context of this Amendment otherwise requires, (i) words of any gender include each gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Amendment; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Amendment; and (v) the term "including" or similar words shall be construed as to refer to such matter without limitation thereof. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

          2.4. Amendments. The provisions of this Amendment, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the parties hereto.

          2.5. Entire Agreement. This Amendment contains the entire agreement and understanding between the parties with respect to the subject matter of provisions of the Exchange Agreement amended hereby.

          2.6. Full Force and Effect. Other than as set forth herein, the terms of the Exchange Agreement shall remain in full force and effect.

          2.7. No Waiver. Except as specifically set forth herein, the execution, delivery and performance of this Amendment shall not operate as a waiver of any right, power or remedy of the parties hereto under the Exchange Agreement and the related agreements executed in connection therewith or constitute a waiver of any provision thereof.

          2.8. Counterparts. This Amendment may be executed, including by facsimile signature, in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.



U. S.  ENERGY CORP.                           ________________



By:_____________________________              By:_______________________________
Name:    Keith G. Larsen                         Name:
Title:   President                               Title:




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